                      CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
State Farm Life Insurance Company and
Policy Owners of State Farm Life Insurance Company Variable Life Separate
Account:

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 11 (File Nos. 333-19521 and 811-08013) to the Registration Statement on Form N-6 (the "Registration Statement") of our reports dated February 19, 2003, relating to the financial statements of State Farm Life Insurance Company and the financial statements of State Farm Life Insurance Company Variable Life Separate Account, which are incorporated by reference into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Experts."

PricewaterhouseCoopers

Chicago, IL
April 25, 2003